Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Marc Boston
(215) 429-7034

Investor Relations Contacts:	Louise Mehrotra	Lisa Romanko
	(732) 524-6491	(732) 524-2034

JOHNSON & JOHNSON ANNOUNCES COMPLETION OF ACQUISITION OF
VOGUE INTERNATIONAL LLC
Acquisition Strengthens Position in Hair Care

NEW BRUNSWICK, NJ, July 18, 2016 - Johnson & Johnson (NYSE: JNJ) today announced that Johnson & Johnson Consumer Inc. has successfully completed the acquisition of Vogue International LLC, a privately-held company focused on the marketing, development and distribution of salon-influenced and nature inspired hair care and other personal care products, for $3.3 billion in cash.
About Johnson & Johnson
Caring for the world one person at a time inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 126,500 employees at more than 250 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.
About Johnson & Johnson Consumer Inc.
Johnson & Johnson Consumer Inc., based in Skillman, N.J., is one of the world’s largest consumer health and personal care products companies.  Our consumer companies produce many of the world’s most trusted brands, among them JOHNSON’S® Baby, BAND-AID®, NEUTROGENA®, TYLENOL®, MOTRIN®, and LISTERINE®.  Each one of our consumer businesses embraces innovative science to create products that anticipate consumer needs and create experiences that help them live healthy, vibrant lives.